EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 10, 2023, with respect to the statement of condition including the related portfolio of Investment Grade Corporate Trust, 3-7 Year Series 39 (included in Invesco Unit Trusts, Taxable Income Series 642) as of January 10, 2023, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-268644) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 10, 2023